EXHIBIT 23(b)
                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the use in the Prospectus constituting part of this Amendment No. 5 to the Registration Statement on Form S-1 of our report dated October 23, 1997 relating to the combined financial statements of CulturalAccessWorldwide, Inc. and TelAc, Inc. as of and for the year ended December 31, 1995 and the financial statements of CulturalAccessWorldwide, Inc. for the five months ended December 31, 1994, and for the year ended July 31, 1994, which appears in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.

GREEN, HOLMAN, FRENIA AND COMPANY, L.L.P.

Woodbridge, NJ
February 11, 1998